Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated November 4, 2011

J.P.Morgan

J.P. Morgan US Treasury Note Futures (G) Tracker

Index Highlight - November 2011



OVERVIEW

The JPMorgan US Treasury Note Futures (G) Tracker Index (the "Index") is a proprietary J.P. Morgan strategy that seeks to replicate the returns of maintaining a long position in 10-Year U.S. Treasury notes futures contracts.

Hypothetical and Actual Historical Performance – Oct 31, 2001 to Oct 31, 2011


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10 Yr Futures Tracker
US Govt 10Y Yield
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Oct-03
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Oct-11

Key Features of the Index

- Synthetic index which aims to replicate a rolling position in US 10 year Treasury Futures;
- Notionally rolled on a quarterly basis, prior to the expiry of the current front month contract;
- The futures contract is based on U.S. Treasury notes maturing between 6.5 years and 10 years from the delivery
- Levels published on Bloomberg under the ticker RFJGUSBE

Recent Index Performance

	Historical Return
Oct 2011	-0.79%
Sep 2011	0.82%
Aug 2011	3.43%

Hypothetical and Historical Total Returns (%) and Volatility (%) – Oct 31, 2011

Three Year Annualized Return[1]	9.01%
Five Year Annualized Return[1]	7.19%
Ten Year Annualized Return[1]	5.01%
Five Year Annualized Volatility[3]	6.95%
Ten Year Sharpe Ratio[4]	0.720

Notes

1) Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from Oct 31,2001 through Aug 27, 2009, and the actual historical performance of the Index based on the daily Index closing level from Aug 28, 2009 through Oct 31, 2011, as well as the performance of the US Generic Government 10 Year Yield Index over the same period. There is no guarantee of any future performance for these indices based on this information. Source: Bloomberg and JPMorgan.

2) On a quarterly basis (generally, the second to last business day in February, May, August and November), J.P. Morgan Securities Ltd., or JPMSL, acting as the Index calculation agent, will rebalance the Index to take synthetic long positions in the next 10 year Treasury Futures Contract scheduled to expire immediately following the contract closest to expiration.

3) Calculated based on the annualized standard deviation for the ten year period prior to Oct 31, 2011

4) For the above analysis, the Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

November 02, 2011

Key Risks
[] Our affiliate, JPMSL, is the index calculation agent and may adjust the Index in a way that affects its level.  The policies and  judgments for which JPMSL is responsible  could have an impact,  positive  or  negative,  on the level of the
Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in financial instruments linked to the Index.
[] The Index comprises notional assets only. You will not have any claim against any of the 10-year Treasury futures underlying the Index or the related Treasury securities.
[]  Interest  Rate  Risk -- The  level  of the  Index  changes  daily,  at times significantly  based upon the  current  market  prices of the  volatile  10-year
Treasury futures  contracts and the related Treasury notes.  These market prices are influenced by a variety of factors,  particularly interest rate changes, the yields on the  Treasury  futures/notes  as compared to current  market  interest rates and the actual or perceived credit quality of the U.S. government.  [] The
Index may be subject to high  levels of  volatility.  Futures  contracts  on the
10-year  U.S.  Treasury  notes are highly  leveraged  and often  display  higher volatility  and less  liquidity  than the 10-year U.S.  Treasury  Notes.  [] The settlement price of 10 year Treasury Futures may not be readily available.
[] The  Index  was  established  in  August  2009 and  therefore  has a  limited operating  history.  [] The Index may in the future be subject to an  adjustment factor that could negatively affect the level of the Index.

The risks identified above are not exhaustive.  You should also review carefully the related "Risk Factors"  section in the relevant  product  supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers
The Index was developed, complied, prepared and arranged by JPMorgan through the expenditure  of  substantial  time,  effort and money and  constitutes  valuable intellectual  property and trade  secrets of  JPMorgan.  All right,  title,  and interest in and to the Index is vested in JPMorgan  and the Index cannot be used without  JPMorgan's prior written consent.  Information herein is believed to be reliable but JPMorgan does not warrant its completeness or accuracy.

DISCLAIMER

JPMorgan  Chase  and Co.  ("J.P.  Morgan")  has  filed  a  registration  statement
(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for any  offerings  to which these  materials  relate.  Before you invest in any offering of securities by J.P.  Morgan,  you should read the  prospectus in that registration  statement,  the prospectus  supplement,  as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P.  Morgan will file with the SEC relating to such offering for more complete  information about J.P. Morgan and the offering of any securities.
You may get these documents without cost by visiting EDGAR on the SEC Website at
www.sec.gov.  Alternatively, J.P. Morgan, any agent, or any dealer participating in the  particular  offering  will  arrange to send you the  prospectus  and the prospectus  supplement,  as well as any  product  supplement  and term  sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-155535

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